NEWS	Fonar Corporation
For Immediate Release	The Inventor of MR Scanning™
Contact: Daniel Culver	An ISO 13485 Company
Director of Communications	Melville, New York 11747
E-mail: investor@fonar.com	Phone: (631) 694-2929
www.fonar.com	Fax: (631) 390-1772

FONAR ANNOUNCES FISCAL 2025 FINANCIAL RESULTS FOR 3RD QUARTER AND NINE-MONTH PERIOD

·	Net Income increased 25% to $3.1 million for the quarter ended March 31, 2025 as compared to the quarter ended March 31, 2024.
·	Income from Operations for the quarter ended March 31, 2025 decreased 2% to $3.7 million as compared to the quarter ended March 31, 2024.
·	Diluted Net Income Per Common Share Available to Common Stockholders increased 37% to $0.37 per share for the quarter ended March 31, 2025 as compared to the quarter ended March 31, 2024.
·	Total Revenues-Net increased 6% to $27.2 million for the quarter ended March 31, 2025 as compared to the quarter ended March 31, 2024.
·	Total Cash, Cash Equivalents and Short-Term Investments decreased 4% to $54.4 million at March 31, 2025 as compared to June 30, 2024.
·	Net Book Value per Common Share increased 5% to $25.98 per share at March 31, 2025 as compared to March 31, 2024.

MELVILLE, NEW YORK, May 15, 2025 - FONAR Corporation (NASDAQ-FONR), The Inventor of MR Scanning™, reported today its financial results for the 3rd quarter of fiscal 2025 and the nine-month period ended March 31, 2025. FONAR’s primary source of income and growth is attributable to its diagnostic imaging management subsidiary, Health Management Company of America (HMCA). In 2009, HMCA managed 9 MRI scanners. Currently, HMCA manages 44 MRI scanners.

Operating Results

Total Revenues-Net for the quarter ended March 31, 2025 increased 6% to $27.2 million as compared to $25.7 million for the quarter ended March 31, 2024. Total Revenues-Net for the nine-month period ended March 31, 2025 was $77.1 million as compared to $76.9 million for the nine-month period ended March 31, 2024.

Selling, general & administrative costs (SG&A) increased 5% to $8.0 million for the quarter ended March 31, 2025 as compared to $7.6 million for the quarter ended March 31, 2024. SG&A increased 11% to $20.1 million for the nine-month period ended March 31, 2025 as compared to $18.0 million for the nine-month period ended March 31, 2024. There were several unusual items in the second quarter of Fiscal 2025 related to utility charges, taxes and a large single-payor-receivable reserve taken for GAAP purposes.

Total Costs and Expenses were $23.5 million for the quarter ended March 31, 2025 and $22.0 million for the quarter ended March 31, 2024. Total Costs and Expenses for the nine-month period ended March 31, 2025 were $66.4 million compared to the nine-month period ended March 31, 2024 of $61.7 million.

 FONAR CORPORATION AND SUBSIDIARIES

Income From Operations for the quarter ended March 31, 2025 decreased 2% to $3.66 million as compared to $3.75 million for the quarter ended March 31, 2024. Income From Operations for the nine-month period ended March 31, 2025 decreased 30% to $10.7 million as compared to $15.2 million for the nine-month period ended March 31, 2024.

Net Income for the quarter ended March 31, 2025 increased 24% to $3.1 million as compared to $2.5 million for the quarter ended March 31, 2024. Net Income for the nine-month period ended March 31, 2025 decreased 25% to $9.3 million as compared to $12.5 million for the nine-month period ended March 31, 2024.

Diluted Net Income per Common Share Available to Common Stockholders increased 37% to $0.37 per share for the quarter ended March 31, 2025 as compared to $0.27 per share for the quarter ended March 31, 2024. Diluted Net Income Per Common Share Available to Common Stockholders for the nine-month period ended March 31, 2025 decreased 20% to $1.12 per share as compared to $1.40 per share for the nine-month period ended March 31, 2024.

Balance Sheet Items

Total Cash and Cash Equivalents and Short-Term Investments at March 31, 2025 were $54.4 million as compared to the $56.5 million at June 30, 2024.

Total Current Assets at March 31, 2025 were $141.1 million as compared to $140.3 million at June 30, 2024.

Total Assets at March 31, 2025 were $214.9 million as compared to $214.2 million at June 30, 2024.

Total Current Liabilities at March 31, 2025 were $14.0 million as compared to $17.9 million at June 30, 2024.

Total Liabilities at March 31, 2025 were $54.7 million as compared to $57.5 million at June 30, 2024.

Total Stockholders Equity at March 31, 2025 was $160.3 million as compared to $156.8 million at June 30, 2024.

Financial Ratios

The ratio of Total Assets / Total Liabilities was 3.93 at March 31, 2025 as compared to 3.73 at June 30, 2024.

The Current Ratio (Current Assets / Current Liabilities) was 10.0 as of March 31, 2025 as compared to 7.9 at June 30, 2024.

Working Capital increased 4% to $127.1 million at March 31, 2025 as compared to $122.5 million at June 30, 2024.

Net Book Value per Common Share increased 5% to $25.98 per share at March 31, 2025 as compared to $24.78 per share at March 31, 2024.

FONAR CORPORATION AND SUBSIDIARIES

Cash Flow Statement Item

Net Cash Provided by Operating Activities was $7.0 million for the nine-month period ended March 31, 2025 as compared to $9.5 million for the nine-month period ended March 31, 2024.

Management Discussion

Timothy Damadian, Chairman and CEO of FONAR, said, “I am pleased to report that the HMCA set a new company record by completing 54,612 MRI scans in the third quarter of Fiscal 2025, which was 2.8% higher than that of the previous quarter (53,114) and 3.4% higher than that of the corresponding quarter of Fiscal 2024 (52,800). We also set a first nine-month record with 160,780 MRI scans, which was 3.9% higher than that of the corresponding period in Fiscal 2024 (154,790).”

“HMCA now manages 44 MRI scanners, 26 in New York and 18 in Florida. At the tail end of March we added a high-field MRI to the facility we manage in Melville, Long Island. Until that time, the site was equipped with only a STAND-UP® MRI. We manage numerous facilities equipped with both a Stand-Up® MRI and a high-field MRI. This strategy has been very successful. If a site with only a Stand-Up® MRI has a backlog of patients, which was the case in Melville, a second MRI solves that problem. But more than that, the addition of a high-field MRI is a perfect complement to the Stand-Up® MRI. The Stand-Up® MRI is the most “non-claustrophobic,” patient-friendly MRI, and it is the only MRI that can scan patients in weight-bearing positions as well as the only MRI that can scan the cervical and lumbar spines in flexion and extension. When especially higher-resolution MRI images are ordered, or if a special high-field protocol is required, the added high-field MRI addresses those needs. The addition of high-field MRIs to existing Stand-Up MRI facilities naturally accommodates a much larger referring physician base and therefore increases business at these facilities. We provide referring physicians the best of both MRI worlds.”

Mr. Damadian continued, “Right now we’re in the process of installing a high-field MRI in a Stand-Up® MRI facility in Nassau County, Long Island. It is expected to be operational in the fourth quarter of Fiscal 2025. Besides adding second scanners at existing Stand-Up® MRI facilities, we continue to search for locations where brand new Stand-Up® MRI facilities would profitably expand our existing networks in New York and Florida.”

“I would also like to report that pursuant to our September 13, 2022 announcement of a FONAR stock repurchase plan of up to $9 million, the Company has, as of March 31, 2025, repurchased 373,942 shares at a cost of $6,071,935. FONAR is limited by the manner, timing, price, and volume restrictions of its share repurchases as prescribed in the safe harbor provisions of Rule 10b-18.”

Mr. Damadian concluded, “I remain grateful to our management team and all the employees of FONAR and HMCA for their part in making us a consistently profitable company.”

FONAR CORPORATION AND SUBSIDIARIES

FONAR Historic Legacy

Lawrence Minkoff, Ph.D., A First Pioneer in MRI

Lawrence Minkoff, Ph.D., currently a vice president and senior research scientist at FONAR and one of the founders of FONAR Corporation, was instrumental in the birth of the MRI. While Dr. Damadian is credited with the discovery that cancer scanned by an NMR machine has a longer relaxation time, Dr. Minkoff was there to see it all happen. Dr. Minkoff was one of the team that built the world’s first MRI machine (named Indomitable), and was the first person ever scanned in an MRI machine.

Lawrence A. Minkoff was born in Brooklyn in October of 1947. In 1969, he graduated from Worchester Polytechnic Institute (WPI), Worchester, MA, with a degree in physics. Among his achievements was his membership in the prestigious Society of the Sigma Xi in 1968. Later in 1969, he entered Downstate Medical Center in Brooklyn, New York, where he met Dr. Damadian.

Dr. Minkoff first became interested the sodium potassium transport (pump) while an undergraduate student at WPI. Dr. Damadian was also very interested in the sodium potassium transport. With the two of them a natural fit, Lawrence selected Dr. Damadian to be his mentor while he proceeded to earn a doctorate degree in biophysics in 1974.

In June 1970, Dr. Damadian went to New Kensington, PA with malignant and non-malignant rat tissues to perform the first experiments in Dr. Damadian’s ground-breaking research. The results were published in the Journal Science in March 1971 (1). Dr. Minkoff was a graduate student of his at the time and assisted him in the setup and interpretation of the experiment, thus marking the beginning of a long history in MRI. Soon after, they were hard at work building magnets and coils for NMR and doing the world’s first MRI scans of mammals. In the December 24, 1976 issue of the Journal Science, a picture, taken by NMR (MRI), of cancer in a live mouse was featured on the cover. This picture pertained to an article being published in that issue. Dr, Minkoff was among those who contributed to this work.(2)

In early 1976, Dr. Minkoff, Dr. Damadian and another former graduate student, Michael Goldsmith, began building a human-sized NMR scanner. It took a year and a half before it was completed in June of 1977. Dr. Minkoff recounted the first attempt to make an image. Dr. Damadian was subject; there was no NMR signal; it was a failure. The group thought it might be because Dr. Damadian was too large for the receiver coil. Dr. Minkoff thought that as he was smaller, it might work on him. No one, to their knowledge, had ever exposed himself to a large magnetic field for a long period of time as was being asked of him. So understandably, Dr. Minkoff had some serious reservations. But on July 2, 1977, he finally agreed to be scanned. The scan began at about 11 pm. To everyone’s delight, there was an immediate, generous NMR signal. The world’s first MRI scan was underway. After acquiring enough data in that particular “focused spot,” Dr. Minkoff was moved to another “focused spot” about an inch away and the data from there was acquired. By 4:45 am, four hours and 20 minutes later, 106 “focused spots” of data, or picture elements, were collected. The world’s first MRI scan was completed; it was of Dr. Minkoff’s chest and named after the patient, Mink 5. This historic event marked the practical realization of MRI as a medical imaging tool. This “focused spot” technique gave birth to our corporate name FONAR, an alternating acronym for Field FOcused Nuclear MAgnetic Resonance.

In 1978, a company was formed to commercialize the invention. Dr. Minkoff was there along with Dr. Damadian, Dr. Michael Goldsmith and Dr. Joel Stutman. The Company’s first product was the QED 80. Four of them were produced before a more powerful and faster scanner, the Beta 3000, was designed and built. Dr. Minkoff played many important roles in the development of these products, thereby contributing to the emergence of MRI as an extremely important medical device.

FONAR CORPORATION AND SUBSIDIARIES

Dr. Minkoff has since continued to contribute to the field of magnetic resonance imaging. He is listed as an author on many MRI-related patents:

• Methods for Detecting Transmissible Spongiform Encephalopathy (TSE) Using MRI Brain Scans

• A Magnetic Resonance Catheter Antenna.

• A Physiological Sensor for Gating MRI Systems to Improve Image Quality

• Physiological Sensor for Gating MRI Systems

• Method to Image the Spine to Detect Scoliosis

• Localized RF Heating

• Method for MRI Scanning of Animals for Transmissible Spongiform Encephalopathies

• Catheter Antenna for Magnetic Resonance Imaging

• Expandable MRI Receiving Coil

• Permanent Magnetic Structure

Among the studies Dr. Minkoff was involved in was an investigation into the effects of backpack loading and body posture on the lumbar spines of children. As a Vice President and Senior Research Scientist at FONAR Corporation, Dr. Minkoff utilized the FONAR UPRIGHT® Multi-Position™ MRI (aka STAND-UP® MRI). This MRI scanner is a hallmark of FONAR innovation. It enabled the imaging of the children in the weight-bearing positions of standing with and standing without a backpack, which was critical to capturing posture-dependent spinal changes.

The study, “Body Posture and Backpack Loading: An Upright Magnetic Resonance Imaging Study of the Adult Lumbar Spine” was published in 2014. Dr. Minkoff contributed to the technical aspects of the MRI protocol, including optimizing imaging parameters (e.g., slice thickness, field of view) to assess disc height, lordosis angle, and paraspinal muscle cross-sectional area. As a co-author, he participated in designing the study’s MRI methodology, ensuring that the UPRIGHT® MRI’s unique capabilities were leveraged to differentiate between loaded and unloaded spinal states. The study was conducted in collaboration with researchers from the University of California, San Diego (UCSD) (3)

In 2005, FONAR invented a method to measure the flow of cerebral spinal fluid (CSF) on an UPRIGHT® MRI, where the CSF must flow against gravity. The process required the use of a cardiac gating machine. One was purchased for more than $20,000, but its cardiac gating component was not perfect for imaging CSF flow. So Dr. Minkoff designed and engineered his own version of a cardiac gating machine for use on the FONAR UPRIGHT® MRI. The cost was just 20% of the cost of the purchased machine; it did a better job and it’s still being used today.

Dr. Minkoff also worked with Dr. Damadian on a research project using the FONAR UPRIGHT® MRI. They studied 100 patients who were young, without neck injuries, and therefore likely to have normal CSF flow in their necks. This provided FONAR with a baseline to evaluate patients with CSF flow problems.

Other studies that Dr. Minkoff was greatly involved in were in cooperation with the Department of Radiology, NYU Grossman School of Medicine in New York City. One study was titled “UPRIGHT VERSUS SUPINE MRI: Effects of Body Position on Craniocervical CSF Flow.”(4)(5)

Because of his expertise in CSF Flow studies on the UPRIGHT® MRI, Dr. Minkoff worked with NASA investigators who were concerned with long-duration missions on the International Space Station (ISS) and future exploration-class missions beyond Low Earth Orbit (LEO). They were specifically focused on the 30% of astronauts at the International Space Station who experienced problems with their eyes. On multiple occasions, Dr. Minkoff went to NASA headquarters in Houston and a nearby UPRIGHT® MRI center near the Houston Space Center. (6)(7)

FONAR CORPORATION AND SUBSIDIARIES

Bibliography

(1) Damadian, R. (1971). Tumor detection by nuclear magnetic resonance. Science, 171(3976), 1151–1153.

(2) Damadian, R., Minkoff, L., Goldsmith, M., Stanford, M., & Koutcher, J. (1976). Field focusing nuclear magnetic resonance (FONAR): Visualization of a tumor in a live animal. Science, 194(4272), 1430–1432.

(3) Shymon, S., Hargens, A. R., Minkoff, L. A., & Chang, D. G. (2014). Body posture and backpack loading: An upright magnetic resonance imaging study. European Spine Journal, 23(Suppl. 2), 259.

(4) Muccio, M., Chu, D., Minkoff, L., Kulkarni, N., Damadian, B., Damadian, R. V., & Ge, Y. (2021). Upright versus supine MRI: Effects of body position on craniocervical CSF flow. Fluids and Barriers of the CNS, 18(1), Article 61.

(5) Muccio, M., Sun, Z., Chu, D., Damadian, B. E., Minkoff, L., Bonanni, L., & Ge, Y. (2024). The impact of body position on neurofluid dynamics: Present insights and advancements in imaging. Frontiers in Aging Neuroscience, 16, Article 1454282.

(6) Macias, B. R., Liu, J. H. K., Grande-Gutierrez, N., & Hargens, A. R. (2014). Intraocular and intracranial pressure during head-down tilt with lower body negative pressure [Technical Report]. NASA Technical Reports Server.

(7) National Aeronautics and Space Administration. (n.d.). Fluid shifts study. NASA Technical Reports Server. Retrieved May 14, 2025, from https://www.nasa.gov/fluid-shifts-study/

On July 3, 1977, co-inventor Dr. Lawrence Minkoff became the first person scanned by ‘Indomitable,’ the world’s first MRI scanner, marking a historic milestone in medical imaging.

The Inventors of the World’s First MRI Scanner at Downstate Medical Center in Brooklyn, NY, 1977: Dr. Raymond Damadian, Dr. Lawrence Minkoff and Dr. Michael Goldsmith.

Drs. Raymond Damadian, Lawrence Minkoff, Joel Stutman and Michael Goldsmith with ‘Indomitable’ at the Smithsonian Institution in Washington, D.C., 1986.

FONAR CORPORATION AND SUBSIDIARIES

About FONAR

FONAR, The Inventor of MR Scanning™, located in Melville, NY, was incorporated in 1978, and is the first, oldest and most experienced MRI Company in the industry. FONAR went public in 1981 (Nasdaq:FONR). FONAR sold the world’s first commercial MRI to Ronald J. Ross, MD, Cleveland, Ohio. It was installed in 1980. Dr. Ross and his team began the world’s first clinical MRI trials in January 1981. The results were reported in the June 1981 edition of Radiology/Nuclear Medicine Magazine and the April 1982 peer-reviewed article in the Journal Radiology. The technique used for obtaining T1 and T2 values was the FONAR technique (Field fOcusing Nuclear mAgnetic Resonance), not the back projection technique. www.fonar.com/innovations-timeline.html.

FONAR’s signature product is the FONAR UPRIGHT® Multi-Position™ MRI (also known as the STAND-UP® MRI), the only whole-body MRI that performs Position™ Imaging (pMRI™) and scans patients in numerous weight-bearing positions, i.e. standing, sitting, in flexion and extension, as well as the conventional lie-down position. The FONAR UPRIGHT® Multi-Position™ MRI often detects patient problems that other MRI scanners cannot because they are lie-down, “weightless-only” scanners. The patient-friendly UPRIGHT® MRI has a near-zero patient claustrophobic rejection rate. As a FONAR customer states, “If the patient is claustrophobic in this scanner, they’ll be claustrophobic in my parking lot.” Approximately 85% of patients are scanned sitting while watching TV.

FONAR has new works-in-progress technology for visualizing and quantifying the cerebral hydraulics of the central nervous system, the flow of cerebrospinal fluid (CSF), which circulates throughout the brain and vertebral column at the rate of 32 quarts per day. This imaging and quantifying of the dynamics of this vital life-sustaining physiology of the body’s neurologic system has been made possible first by FONAR’s introduction of the MRI and now by this latest works-in-progress method for quantifying CSF in all the normal positions of the body, particularly in its upright flow against gravity. Patients with whiplash or other neck injuries are among those who will benefit from this new understanding.

FONAR’s primary source of income and growth is attributable to its wholly-owned diagnostic imaging management subsidiary, Health Management Company of America (HMCA) www.hmca.com.

FONAR’s substantial list of patents includes recent patents for its technology enabling full weight-bearing MRI imaging of all the gravity sensitive regions of the human anatomy, especially the brain, extremities and spine. It includes its newest technology for measuring the Upright cerebral hydraulics of the cerebrospinal fluid (CSF) of the central nervous system. FONAR’s UPRIGHT® Multi-Position™ MRI is the only scanner licensed under these patents.

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UPRIGHT®, and STAND-UP® are registered trademarks. The Inventor of MR Scanning™, CSP™, MultiPosition™, UPRIGHT RADIOLOGY™, pMRI™, CFS Videography™, Dynamic™ and The Proof is in the Picture™, are trademarks of FONAR Corporation.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

ASSETS

Current Assets:
Cash and cash equivalents	$54,257	$56,341
Short-term investments	123	136
Accounts receivable – net of allowance for credit losses of $273 and $166 at March 31, 2025 and June 30, 2024, respectively	4,596	4,035
Accounts receivable – related party	30	—
Medical receivable	24,290	23,992
Management and other fees receivable – net of allowance for credit losses of $13,864 and $12,370 at March 31, 2025 and June 30, 2024, respectively	42,812	41,954
Management and other fees receivable – related medical practices – net of allowance for credit losses of $7,117 and $6,110 at March 31, 2025 and June 30, 2024, respectively	9,907	9,865
Inventories - net	2,707	2,715
Prepaid expenses and other current assets	2,379	1,286
Total Current Assets	140,624	140,324
Accounts receivable – long term	3,572	830
Deferred income tax asset	6,113	7,223
Property and equipment – net	18,866	18,709
Note receivable – related party	620	581
Right-of-use-asset – operating leases	36,011	38,428
Right-of-use-asset – financing lease	433	531
Goodwill	4,269	4,269
Other intangible assets – net	3,230	2,870
Other assets	475	481
Total Assets	$214,923	$214,246

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

LIABILITIES AND EQUITY

	March 31, 2025 (Unaudited)	June 30, 2024
Current Liabilities:
Current portion of long-term debt	$—	$47
Accounts payable	1,225	1,856
Other current liabilities	4,241	7,941
Unearned revenue on service contracts	4,430	3,870
Unearned revenue on service contracts – related party	28	—
Operating lease liabilities – current portion	3,318	3,474
Financing lease liability – current portion	244	226
Customer deposits	555	443
Total Current Liabilities	14,041	17,857

Long-Term Liabilities:
Unearned revenue on service contracts	3,738	1,175
Deferred income tax liability	371	371
Due to related party medical practices	93	93
Operating lease liabilities – net of current portion	36,005	37,468
Financing lease liability – net of current portion	224	395
Long-term debt, less current portion	—	67
Other liabilities	192	32

Total Long-Term Liabilities	40,623	39,601
Total Liabilities	54,664	57,458

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)

(Amounts and shares in thousands, except per share amounts)

LIABILITIES AND EQUITY (Continued)

EQUITY:	March 31, 2025 (Unaudited)	June 30, 2024
Class A non-voting preferred stock $.0001 par value; 453 shares authorized at March 31, 2025 and June 30, 2024, 313 issued and outstanding at December 31, 2024 and June 30, 2024	$—	$—
Preferred stock $.001 par value; 567 shares authorized at March 31, 2025 and June 30, 2024, issued and outstanding – none	—	—
Common Stock $.0001 par value; 8,500 shares authorized at March 31, 2025 and June 30, 2024, 6,203 and 6,373 issued at March 31, 2025 and June 30, 2024, respectively, 6,168 and 6,328 outstanding at March 31, 2025 and June 30, 2024, respectively	1	1
Class B Common Stock (10 votes per share) $.0001 par value; 227 shares authorized at March 31, 2025 and June 30, 2024, 0.146 issued and outstanding at March 31, 2025 and June 30, 2024	—	—
Class C Common Stock (25 votes per share) $.0001 par value; 567 shares authorized at March 31, 2025 and June 30, 2024, 383 issued and outstanding at March 31, 2025 and June 30, 2024	—	—
Paid-in capital in excess of par value	178,758	180,608
Accumulated deficit	(6,019)	(13,624)
Treasury stock, at cost – 35 shares of common stock at March 31, 2025 and 45 shares of common stock at June 30, 2024	(860)	(1,017)
Total FONAR Corporation’s Stockholders’ Equity	171,880	165,968
Noncontrolling interests	(11,621)	(9,180)
Total Equity	1650,259	156,788
Total Liabilities and Equity	$214,923	$214,246

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts and shares in thousands, except per share amounts)

	FOR THE THREE MONTHS ENDED MARCH 31, (Unaudited)
REVENUES	2025	2024
Patient fee revenue – net of contractual allowances and discounts	$8,853	$8,614
Product sales	55	110
Service and repair fees	2,295	1,818
Service and repair fees – related parties	45	39
Management and other fees	12,929	12,149
Management and other fees – related medical practices	2,988	2,988
Total Revenues – Net	27,165	25,718
COSTS AND EXPENSES
Costs related to patient fee revenue	4,901	4,437
Costs related to product sales	319	153
Costs related to service and repair fees	1,182	900
Costs related to service and repair fees – related parties	58	82
Costs related to management and other fees	6,897	6,864
Costs related to management and other fees – related medical practices	1,714	1,529
Research and development	441	414
Selling, general and administrative expenses	7,991	7,593
Total Costs and Expenses	23,503	21,972
INCOME FROM OPERATIONS	3,662	3,746
Interest expense	(7)	(9)
Investment income – related party	13	13
Investment income	463	536
Other (expense) income	(1)	45
Income Before Provision for Income Taxes and Noncontrolling Interests	4,130	4,331
Provision for income taxes	(1,006)	(1,848)
Consolidated Net Income	3,124	2,483
Net Income - Noncontrolling Interests	(618)	(611)
Net Income – Attributable to FONAR	$2,506	$1,872
Net Income Available to Common Stockholders	$2,347	$1,755
Net Income Available to Class A Non-Voting Preferred Stockholders	$119	$87
Net Income Available to Class C Common Stockholders	$40	$30
Basic Net Income Per Common Share Available to Common Stockholders	$0.38	$0.28
Diluted Net Income Per Common Share Available to Common Stockholders	$0.37	$0.27
Basic and Diluted Income Per Share – Class C Common	$0.11	$0.08
Weighted Average Basic Shares Outstanding – Common Stockholders	6,168	6,335
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,296	6,463
Weighted Average Basic and Diluted Shares Outstanding–Class C Common	383	383

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts and shares in thousands, except per share amounts)

	FOR THE NINE MONTHS ENDED MARCH 31, (Unaudited)
REVENUES	2025	2024
Patient fee revenue – net of contractual allowances and discounts	$24,284	$25,511
Product sales	200	329
Service and repair fees	6,047	5,460
Service and repair fees – related parties	135	94
Management and other fees	37,447	36,585
Management and other fees – related medical practices	8,962	8,962
Total Revenues – Net	77,075	76,941
COSTS AND EXPENSES
Costs related to patient fee revenue	14,170	13,466
Costs related to product sales	761	558
Costs related to service and repair fees	3,211	2,533
Costs related to service and repair fees – related parties	154	106
Costs related to management and other fees	22,008	21,095
Costs related to management and other fees – related medical practices	4,888	4,638
Research and development	1,124	1,297
Selling, general and administrative expenses	20,055	18,046
Total Costs and Expenses	66,371	61,739
INCOME FROM OPERATIONS	10,704	15,202
Interest Expense	(21)	(67)
Investment income – related party	39	13
Investment income	1,626	1,576
Other income – related party	—	577
Other income	(1)	46
Income Before Provision for Income Taxes and Noncontrolling Interests	12,347	17,347
Provision for income taxes	(3,018)	(4,884)
Consolidated Net Income	9,329	12,463
Net Income Noncontrolling Interests	(1,724)	(2,726)
Net Income – Attributable to FONAR	$7,605	$9,737
Net Income Available to Common Stockholders	$7,122	$9,130
Net Income Available to Class A Non-Voting Preferred Stockholders	$360	$452
Net Income Available to Class C Common Stockholders	$123	$155
Basic Net Income Per Common Share Available to Common Stockholders	$1.14	$1.42
Diluted Net Income Per Common Share Available to Common Stockholders	$1.12	$1.40
Basic and Diluted Income Per Share – Class C Common	$0.32	$0.40
Weighted Average Basic Shares Outstanding – Common Stockholders	6,244	6,410
Weighted Average Diluted Shares Outstanding – Common Stockholders	6,372	6,538
Weighted Average Basic and Diluted Shares Outstanding Class C Common	383	383

FONAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts and shares in thousands, except per share amounts)

(UNAUDITED)

	FOR THE NINE MONTHS ENDED MARCH 31,
	2025	2024
Cash Flows from Operating Activities:
Consolidated Net income	$9,329	$12,463
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	3,536	3,546
Net change in operating right of use assets and lease liabilities	15	(472)
Provision for credit losses	2,608	1,674
Deferred tax expense	878	3,003
Gain on sale of equipment – related party	—	(577)
Changes in operating assets and liabilities, net:
Accounts, medical and management fee receivable(s)	(7,140)	(8,835)
Notes receivable	—	55
Notes receivable – related party	(39)	—
Inventories	8	(365)
Prepaid expenses and other current assets	(1,093)	243
Other assets	6	(28)
Accounts payable	(631)	97
Other current liabilities	(549)	(1,095)
Financing lease liabilities	(153)	(163)
Customer deposits	111	(49)
Other liabilities	159	(1)
Net cash provided by operating activities	7,045	9,496
Cash Flows from Investing Activities:
Purchases of property and equipment	(3,145)	(375)
Proceeds(Purchase) from short term investments	13	(102)
Cost of patents	(25)	(24)
Net cash used in investing activities	(3,157)	(501)
Cash Flows from Financing Activities:
Repayment of borrowings and capital lease obligations	(114)	(32)
Sale of noncontrolling interest	132	—
Purchase of treasury stock	(1,806)	(1,885)
Distributions to noncontrolling interests	(4,184)	(4,376)
Net cash used in financing activities	(5,972)	(6,293)
Net (Decrease) Increase in Cash and Cash Equivalents	(2,084)	2,702
Cash and Cash Equivalents - Beginning of Period	56,341	51,280
Cash and Cash Equivalents - End of Period	$54,257	$53,982